Exhibit 99.1

Press Release

Spirit Realty Capital, Inc. Comments on Recent Announcement By Spirit MTA REIT

Dallas, Texas, June 3, 2019 – Spirit Realty Capital, Inc. (NYSE:SRC) (“Spirit”), a net-lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today commented on the announcement by Spirit MTA REIT (NYSE: SMTA) (“SMTA”), externally managed by Spirit, that SMTA’s Board of Trustees has reached a definitive agreement to sell the assets held in Master Trust 2014. The closing of the sale is subject to customary conditions, including the receipt of SMTA shareholder approval, and is expected to occur in the later part or end of the third quarter of 2019.

“As I reiterated in my recent annual letter to Spirit stockholders, the resolution of SMTA’s accelerated strategic process is one of the most important 2019 initiatives for SRC. At conclusion of the announced $2.4 billion sale by SMTA, Spirit will be a simplified, pure-play, triple-net REIT. As the external manager of SMTA, we remain focused on helping SMTA’s Board of Trustees finalize the liquidation of the remaining SMTA assets. I want to thank SMTA’s independent Board of Trustees, the entire Spirit team and the Spirit Board of Directors for their hard work and attention over the past two years,” stated Jackson Hsieh, President and Chief Executive Officer of Spirit.

In conjunction with the completion of the proposed transaction, Spirit has agreed to:

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Terminate the existing asset management agreement with SMTA (and as a result of this termination, SMTA will not be required to deliver notice 180 days in advance of termination or enter into an eight month transition services period); the property management agreement for Master Trust 2014 will terminate in connection with the redemption of the Master Trust 2014 notes

•	Sell the fee interest in three Spirit owned Pilot Travel Centers for $55.0 million in gross proceeds at a 5.7% cash capitalization rate, subject to satisfaction of certain conditions

•	Waive Spirit’s rights to receive any potential promote fee

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Enter into an interim asset management agreement with SMTA whereby Spirit will receive $1 million during the initial one-year term and $4 million for any renewal one-year term, plus certain cost reimbursements, to manage and liquidate the remaining SMTA assets; such agreement is terminable at any time by SMTA and by Spirit after the initial one year term, in each case without a termination fee

Assuming a closing at the end of the third quarter of 2019, Spirit expects to receive:

•	Termination fee of approximately $48 million ($35 million net of estimated tax)

•	$150 million for the repurchase of Spirit’s preferred equity investment in SMTA

•	Approximately $28 million in net proceeds from the sale of the Pilot Travel Centers (net of approximately $27 million in related party note repayments)[1]

•	Approximately $34 million for the redemption of Master Trust 2014 notes held by Spirit[1]

Additional information about the transaction referenced can be found in the announcement released by SMTA at http://investors.spiritmastertrust.com/press-releases.

[1]	Balances for related party notes and Master Trust 2014 notes held by Spirit are as of March 31, 2019.

Press Release

ABOUT SPIRIT REALTY

Spirit Realty Capital, Inc. (NYSE: SRC) is a net-lease REIT that primarily invests in single-tenant, operationally essential real estate assets, subject to long-term, net leases.

As of March 31, 2019, Spirit’s diversified portfolio was comprised of 1,528 properties, including properties securing mortgage loans made by Spirit. Spirit’s properties, with an aggregate gross leasable area of approximately 28.6 million square feet, are leased to approximately 256 tenants across 49 states and 32 industries.

Investor Contact:

Pierre Revol

(972) 476-1403

InvestorRelations@spiritrealty.com

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and Spirit may not be able to realize them. Spirit does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: industry and economic conditions; volatility and uncertainty in the financial markets, including potential fluctuations in the CPI; Spirit’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments; the financial performance of Spirit’s retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers; Spirit’s ability to diversify its tenant base; the nature and extent of future competition; increases in Spirit’s costs of borrowing as a result of changes in interest rates and other factors; Spirit’s ability to access debt and equity capital markets; Spirit’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; Spirit’s ability and willingness to renew its leases upon expiration and to reposition its properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or Spirit exercises its rights to replace existing tenants upon default; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect Spirit or its major tenants; Spirit’s ability to manage its expanded operations; Spirit’s ability and willingness to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended; SMTA’s ability to satisfy the conditions to closing the proposed sale of assets held in Master Trust 2014 (including its ability to obtain shareholder approval) and complete the transaction; the timing of the completion of the transaction; Spirit’s ability to manage and liquidate the remaining SMTA assets; and other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect Spirit’s good faith beliefs, they are not guarantees of future performance. Spirit disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

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